                                                           EXHIBIT 10.1

                                  RESEARCH AGREEMENT

     THIS RESEARCH AGREEMENT ("Agreement") is made effective as of October 1, 1998 by and between Photogen, Inc., a Tennessee corporation with offices in Knoxville, Tennessee (hereinafter referred to as "Sponsor"), and the Center for Imaging and Pharmaceutical Research ("CIPR") of The General Hospital Corporation, a Massachusetts corporation (doing business as "Massachusetts General Hospital"), with offices on Fruit St. in Boston, Massachusetts 02114 (hereinafter collectively referred to as "General") and joined into by each person engaged by General as an Investigator to the extent indicated in Section 20 of this Agreement. Sponsor and General are collectively referred to as the "Parties."

                                     WITNESSETH:

     WHEREAS, the research project contemplated by this Agreement is of mutual interest and benefit to the Sponsor and General, and will further the instructional, medical, and research objectives of General and the research and development objectives of the Sponsor.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1. THE PROJECT. General, through the Principal Investigator (as defined below) agrees to use its best efforts to perform in a timely and expeditious manner one or more research projects pursuant and limited to one or more protocols agreed to between the Parties (the "Project"). The first phase of the Project will consist of research pursuant to the terms of the protocol dated October 1, 1998 entitled "Combination of Two-Photon Excitation Photodynamic Therapy (TPE-PDT) with Advanced Tumor Imaging Technology for the Treatment of Lung and Prostate Cancer" between the Sponsor and General which has been separately delivered and acknowledged by the Parties ("Protocol-1"). Additional phases of the Project will be conducted pursuant to mutually agreed upon protocols which shall be subject in all respects to this Agreement and shall be designated by consecutive numbers (e.g., Protocol-2, Protocol-3, etc.). Revised budgets shall be mutually agreed for such additional protocols and shall form the basis for an amendment to this Agreement The Project will be conducted under the direction of Gerald L. Wolf, Ph.D., M.D. ("Principal Investigator"). General shall provide personnel, working under the Principal Investigator's supervision, (who, together with the

     Principal Investigator, are referred to as the "Investigators"), facilities, and resources as required to accomplish the work necessary to complete the Project in accordance with Protocol-1 and any subsequent protocols agreed to between the Parties.

2. TERM. The term of this Agreement and the Project shall be from October 1, 1998 through September 30, 2003, unless sooner terminated in accordance with the terms hereof.

3. PAYMENT. The total cost to the Sponsor for the work described in Protocol-1 will not exceed $225,000. The cost for subsequent work pursuant to other protocols will be agreed upon by the Parties. Payments during the first year shall be made to General by the Sponsor according to the following schedule:

               Amount         Date
               ------         ----
               $50,000   October 1, 1998
               $50,000   By December 1, 1998
               $50,000   By March 1, 1999
               $74,008   By June 1, 1999

     Checks shall be made payable to "The General Hospital Corporation" and shall be mailed to the following address:

               Financial Director, Grants and Contracts
               Research Finance
               Massachusetts General Hospital
               Thirteenth Street, Building 149, Suite 1115
               Charlestown, MA 02129

     All funds provided by Sponsor under this Agreement may be used at the discretion of General in support of the work for the Project. Any changes to the above payment schedule must be agreed to in writing by the Parties.

4. TERMINATION. This Agreement and the Project may be terminated as set forth below, in which case Sponsor's payment obligations will be adjusted through the date of termination:

     a. In the event that either Party defaults in the due performance of its respective obligations under this Agreement, or in the event that any representation or warranty by either Party in this Agreement or in the documentation or data produced through the Project proves to be materially false or misleading, and such default or breach is not cured within thirty (30) days after written notice by the other Party, then the non-defaulting Party may elect to terminate the Project and this Agreement by giving written notice to the defaulting Party, and this Agreement shall terminate upon the defaulting Party's receipt of said notice.

     b. General shall promptly advise Sponsor if for any reason Dr. Wolf cannot be available as the Principal Investigator. If the Parties cannot agree on a qualified scientist as a replacement, Sponsor may terminate the Project and this Agreement on the 30th day after delivery of written notice to General.

     c. Notwithstanding anything in this Agreement to the contrary, either Party may terminate this Agreement, with or without cause and without liability, on 90 days' prior written notice to the other Party; in which event this Agreement and the Project shall terminate on the 90th day after delivery of such notice. In the event of such termination, Sponsor shall have an obligation to continue for up to four (4) months beyond such written notification, salary support at the pretermination level of all Ph.D. or M.D. personnel who have been committed to the Project on half-time or greater basis, provided General uses reasonable efforts to reduce such costs to Sponsor.

     d. The Parties recognize that the results of any particular research project cannot be guaranteed even through the use of General's best efforts; therefore, it is specifically agreed that the failure of General to achieve specific research results or to reach specific research milestones shall not constitute a default or breach of this Agreement. Further, the Parties agree that obligations under Sections 5, 6, 7, 9, 10, 12, 13, 14 and 19 survive any termination of this Agreement or the Project.

5. EQUIPMENT. Title to any equipment purchased or manufactured by General in the course of the research conducted under this Agreement or with the use of funds provided by Sponsor shall vest in General.

6.   PROPRIETARY INFORMATION OF THE PARTIES.

     a. General and Sponsor recognize that the conduct of the Project may involve the exchange and/or development or discovery of proprietary information, including Inventions (as defined in Section 13.a below) and other confidential business, technical and scientific information or Trade Secrets (defined below). Accordingly, it is agreed that each Party shall use reasonable efforts, no less than those used for its own information of similar nature, to retain in confidence all proprietary information of the other Party identified as confidential at the time of disclosure and not disclose such information to any other person or entity, nor use such information without written permission of the Party owning such information, except in accordance with the terms of this Agreement. The obligations of this paragraph shall be binding upon the parties for a period of 5 years from the Effective Date of this Agreement.

     b. The term "proprietary information" as used herein shall not include any information which the recipient clearly shows by appropriate documentation:

          (1) Was at the time of receipt both lawfully and independently known to the receiving Party, its agents, or employees;

          (2) Without breach of this Agreement by the receiving Party has been published or is otherwise within the public knowledge or is generally known to the public at the time of disclosure;

          (3) Becomes known or available to the receiving Party without restriction from a source other than the disclosing Party, provided that such source has an unqualified right to disclose such information without restriction;

          (4) Becomes a part of the public domain after disclosure without breach of this Agreement by the receiving Party; or

          (5) Is required by law to be disclosed, in which case the receiving Party will give the disclosing Party prompt written notice of the required disclosure. The disclosing Party may, in good faith and at its own expense, contest disclosure or seek confidential treatment and the receiving Party shall cooperate with the disclosing Party in all reasonable respects.

7.   PUBLICATION.

     a. The Project studies may be worthy of written or oral publication in scholarly journals or at meetings. Such presentation or publication shall be jointly authored by the Principal Investigator and Sponsor's scientists in accordance with their respective scientific contributions to the Project, if applicable (otherwise, by the originating person). Prior to publication, each Party will give the other the opportunity to review and comment on any intended public disclosure covering the Project, but in no event shall publication be permitted without the express written approval of the Party from which the results originated in accordance with prevailing academic practice.

     b. In order to give Sponsor an opportunity to protect against loss of confidentiality or patent rights as a result of publication, the Principal Investigator and/or General shall submit copies of drafts of any article, abstract or presentation on the research conducted in the Project written by any Investigator to Sponsor for review and comment at least thirty (30) days prior to the anticipated date of submission for publication or presentation. In the absence of Sponsor's notice to the contrary, General shall be free to submit such drafts for publication or presentation. If Sponsor notifies General in writing within such 30 day period that it needs additional time to seek patent protection for the information, then General and the Investigators, as the case may be, agree to defer the submission for publication until such patent application has been filed, or an additional 60 days, whichever is sooner. The person seeking to publish the material shall make appropriate changes in such material to reflect the Parties' reasonable comments concerning patent protection and non-disclosure of Sponsor's Trade Secrets (defined below).

8. INDEPENDENT CONTRACTOR. The Parties' relationship to one another in the performance of this Agreement is that of independent contractors. The Parties are not employees or agents of one another. Neither Party shall have the authority to bind or incur liability for the other except as may be expressly authorized in writing.

9.   INDEMNIFICATION.

     a. Sponsor shall be responsible and shall hold General harmless for any injury to persons or damage to property to the extent that such injury or damage is caused by the negligence or willful misconduct of Sponsor, its employees or staff in carrying out the Project. Sponsor will defend, indemnify, and hold harmless General and its trustees, employees and staff against any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against General and/or its trustees, employees and staff based on or arising out of the manufacture, use, sale or other distribution of any product of Sponsor (or its affiliates or licensees) resulting from the Project, except to the extent any such action, suit, claim, demand or prosecution is based on the negligence or willful misconduct of General and/or its trustees, employees or staff.

     b. General will defend, indemnify and hold harmless Sponsor and its directors, employees and representatives from and against all actions, suits, claims, demands or prosecutions that may be brought or instituted against any of them to the extent based on the negligence or willful misconduct of General and/or its trustees, employees or staff.

10. NEGATION OF WARRANTIES BY GENERAL. Although General will use its best efforts in connection with the Project as set forth in Section 1 of this Agreement, General makes no warranties, either expressed or implied, as to the result of such research or the merchantability or fitness for a particular purpose of the research or any product arising out of the Project. General shall not be liable for any direct, consequential, or other damages suffered by the Sponsor or others which may result from the use of any product arising out of the Project (except to the extent set forth in Section 9, above).

11. KEY PERSONNEL. Gerald L. Wolf, Ph.D., M.D., Principal Investigator, is considered to be essential to the Project. Substitutions for or substantial changes in his level effort or participation will not be made without the prior written approval of Sponsor. Each Party will obtain agreements from those of its employees, independent contractors, consultants and similar persons involved in the Project (in the case of General, all Investigators) causing such third parties to be bound by the provisions of Sections 6, 7, 12 and 13 hereof.

12. INTELLECTUAL PROPERTY RIGHTS OF THE PARTIES. Neither Party shall have any claim by virtue of this Agreement or the Project to any right, title or interest in any Invention, Trade Secret or Patent Rights (defined below) or any other intellectual property rights (a) issued to, owned or controlled by the other Party prior to the date hereof, or (b) after the date hereof except any new Inventions, Trade Secrets or Patent Rights conceived and reduced to practice, constructively or actually in the performance of the Project and as specifically set forth in Section 13 below.

13.  INVENTIONS AND PATENT RIGHTS.

     a. The term "Invention" means a patentable discovery or invention conceived and reduced to practice, constructively or actually in the performance of the Project, including any novel process, method, formula, machine, manufacture, composition of matter and technology. The term "Sponsor Trade Secret" means non-patented know-how, compositions, protocols, formulas, processes and techniques, discoveries, machines, ideas, compilations of information, computer programs (including software and data used in all such programs), drawings, specifications and technical information owned or developed by Sponsor or its employees. The term "Patent Rights" means patent applications and patent disclosures claiming an Invention, together with all letters patent, reissuances, continuations, divisionals, those claims in any continuations-in-part of any patent application which claim an Invention described in said patent application, revisions, extensions, and reexaminations thereof.

     b. Inventions, Patent Rights and Sponsor Trade Secrets arising out of the Project during the term of this Agreement and for a period of 12 months thereafter shall be owned as follows:

          (1) General will own all such Inventions it, the Principal Investigator or any other General Investigator independently conceives (a "General Invention") and all corresponding Patent Rights, subject to the license if Sponsor exercises its option described in paragraph 13.f below;

          (2) General and Sponsor will jointly own all such Inventions jointly conceived by General, the Principal Investigator or any other Investigator together with Sponsor (a "Joint Invention") and all corresponding Patent Rights, subject to the license if Sponsor exercises its option described in paragraph 13.f below; and

          (3) Sponsor will own all Inventions and Sponsor Trade Secrets Sponsor independently conceives or owns and all corresponding Patent Rights.

     c. With respect to General Inventions, General will use reasonable efforts, consistent with the practices of the Office of Technology Affairs to cause all Investigators to report such Invention and assign all of their right, title and interest therein to General; and with respect to Joint Inventions, the Sponsor will cause its personnel and General will use reasonable efforts to cause each Investigator to report such Invention and assign all of their right, title and interest therein to Sponsor and General jointly. Sponsor and General shall promptly advise the other in writing of each General Invention or Joint Invention and shall cause their Investigators and personnel, as applicable, to maintain current and reasonably detailed records (in accordance with customary academic research practice) as to possible General and Joint Inventions, which shall be open to inspection by the other Party with reasonable advance notice. The Parties shall discuss for up to 90 days after the date an Invention is disclosed by one Party to the other Party whether patent applications pertaining to such General or Joint Invention should be filed and in which countries. All of the foregoing shall constitute proprietary information subject to Section 6, above.

     d. If both Parties agree that patent applications should be filed, patent applications relating to General Inventions shall be filed by General and patent applications relating to Joint Inventions shall be filed as agreed by the Parties. If within such 90-day period one Party states in writing that it is not interested in filing patent applications on either a General Invention or a Joint Invention (a "declining Party") and the other Party (a "prosecuting Party") is interested in filing such applications, the prosecuting Party shall be free, at its own expense, to file such applications in the name(s) of the parties to whom the Inventors would be obliged to assign and the declining
          Party shall render the prosecuting party, at the prosecuting
          Party's expense, all necessary assistance in order to facilitate filing of such Joint Inventions.. All prosecution costs pertaining to patent applications covering a General or Joint Invention that are filed by mutual agreement of the Parties (including preparation, filing, prosecution, issuance and maintenance costs) shall be borne by Sponsor. General shall select counsel for such General or Joint Inventions, subject to the approval of the Sponsor, which approval shall not be unreasonably withheld. General agrees to cause Patent counsel selected by it to promptly provide Sponsor with copies of all documents relating to the patent application, to be available to Sponsor for consultation and suggestions and for Sponsor to be otherwise fully informed regarding all matters relating to the patent application and its prosecution.

     e. The Parties agree to cooperate and work together in good faith to effect the provisions of this Section 13. Each Party agrees to execute and deliver (or cause to be executed and delivered) all assignments and other instruments of transfer necessary to effect the provisions of this Section 13.

     f. As to all Patent Rights relating to a General Invention or a Joint Invention, General hereby grants Sponsor for the twelve (12) months next following the first filing of patent applications in any jurisdiction relating to such Invention the irrevocable first option to obtain a license granting Sponsor the following rights and containing the following terms:

          (1) Sponsor shall for the life of all patent rights, unless sooner terminated by either party in accordance with the terms of such a license agreement, have a world-wide, exclusive (subject only to paragraph (h) below), royalty-bearing license granting Sponsor the right to use the Invention, to design, make, have made, market lease, offer for sale, sell and/or distribute products embodying or produced through the use of the Invention, itself or through third parties by way of sublicense, and in all other respects to use, sublicense, and commercialize the Invention and any such product under all Patent Rights. Pursuant to such license, Sponsor shall use reasonable efforts to commercialize such products in accordance with time limits and objectives consistent with the market potential of the Invention and the capacity and resources of the Sponsor. Sponsor will be free to design the products, and select pricing and marketing methods in its discretion.

          (2) Sponsor shall pay General a reasonable royalty of an amount equal to the greater of $10,000 per year or up to 5% of Sponsor's annual net sales revenues for such Invention (gross revenues actually received by Sponsor from sales of the specific product which results from the General or Joint Invention, net of customary cash and trade discounts, returns and allowances); provided, that Sponsor will pay the minimum $10,000 annual royalty beginning in the fifth year after the license is executed or sooner if Sponsor has net sales revenues before the fifth year. The applicable royalty rate shall be agreed upon by the parties within 30 days of Sponsor's exercise of the option.

          (3) Sponsor will use all reasonable efforts to defend all challenges to Patent Rights, including alleged infringements, and General will cooperate with Sponsor in that regard.

          (4) Sponsor may abandon the license at any time by express written notice to General, in which case all rights will revert back to General and all license and royalty obligations on Sponsor shall terminate.

          (5) Product liability indemnification and insurance requirements which are reasonably acceptable to General's liability insurance carrier.

          (6) In addition to the foregoing, any other commercially reasonable terms standard for agreements between universities and industry not inconsistent with the foregoing.

          Sponsor may exercise this option by giving written notice of exercise to General during said twelve-month period. Thereafter, General and Sponsor each agree to negotiate in good faith and to enter into a license agreement incorporating the foregoing terms within six (6) months after notice of exercise. If Sponsor elects not to give written notice of exercise during such 12-month period, General may grant a license to such Invention and Patent Rights to any other person or entity.

     g. General represents and warrants to Sponsor that, to the best of its knowledge, based on a diligent review of its documents, as of the effective date hereof, General is not prohibited or prevented from granting such a license to Sponsor. General agrees, during the term of the Project hereunder, not to enter into an agreement with any third party to fund Principal Investigator to conduct the Project and to use reasonable care not to enter into an agreement with a third party under terms that will prevent General from granting to the Sponsor the license contemplated under subsection (f) above. General will monitor the activities of the Principal Investigator in order to avoid conflicting activities that would prevent General from granting such a License.

     h. It is understood that General will reserve the right to use any General Invention or Joint Invention only for research, clinical and educational purposes, and that if federal funding supports the Invention, Sponsor's license will be subject to the rights, conditions and limitations imposed by U.S. law including without limitation the royalty-free non-exclusive license granted to the U.S. government (see 35 USC sec. 202 et. seq. and regulations pertaining thereto). General represents, warrants and agrees with Sponsor that no federal funds will be used to support the Project as of the date of this Agreement and, if any such funds will be used in the future, General will give Sponsor at least 120 days' prior written notice of General's acceptance of federal funds..

14. DATA. The original data generated as a result of the Project shall be provided to Sponsor promptly, and Sponsor may use such data as it deems advisable, including for purposes of publication, presentation to the scientific community, seeking regulatory approvals or for any other purposes, except to the extent that such use infringes a patent owned or controlled by General not licensed to Sponsor. However, this provision shall not be interpreted to restrict General's publication rights under
     Section 7 of this Agreement. The Principal Investigator shall report to the Sponsor every 90 days on the status and results of the Project. The Principal Investigator shall keep reasonable and customary records of the Project and related data sufficient for Sponsor's regulatory approval activities and shall make such records available to Sponsor on reasonable request.

15. PUBLICITY. Neither Party shall use the name of the other Party or of any Investigator in any advertising or promotional material without the prior written approval of the other Party. The foregoing notwithstanding, (a) General and the Principal Investigator shall acknowledge Sponsor's support of the Project in their respective reports and publications, (b) Sponsor may disclose the existence and describe the terms of, and may file a copy of this Agreement (redacted to the extent Sponsor deems appropriate to ensure confidentiality) as an exhibit to its press releases, reports and governmental filings, including reports and filings with the U.S. Securities and Exchange Commission and relevant foreign government authorities; and (c) Sponsor may make reference to technical publications by the Principal Investigator or his co-authors. Any publicity or governmental filings of this Agreement pursuant to this Section 15 shall describe the relationship of the Parties accurately and appropriately, including the fact that CIPR is a division of Massachusetts General Hospital and the same are affiliated with Harvard Medical School.

16. APPROVALS. General represents and warrants to Sponsor that this Agreement and the Project have received the required approvals within Massachusetts General Hospital and that no other approvals are required to authorize the execution and effectiveness of this Agreement. Sponsor represents and warrants to General that this Agreement and the Project have been approved by its Board of Directors.

17. MODIFICATION. This Agreement and the Protocol constitute the sole, full, and complete agreement by and between the Parties concerning the subject matter hereof and supersedes and replaces all prior agreements, discussions and representations (including the July 9, 1998 and July 10, 1998 correspondence between the Parties and the Memorandum of Understanding referred to therein). No amendments of any provision of this Agreement shall be valid unless reduced in writing and signed by the Parties and all waivers must be in writing and signed by the Party against which the waiver is to be enforced.

18. NOTICES AND OTHER COMMUNICATIONS. With the exception of Sponsor's payments under Section 3, all notices and other communications between the Parties in connection with this Agreement shall be in writing and deemed sufficiently given when delivered by messenger or overnight courier providing for receipted delivery, transmitted by fax with confirmation of transmission or sent by prepaid United States mail or other recognized carrier, addressed as follows:

     a.   If to Sponsor:

          John Smolik
          President, CEO
          Photogen, Inc.
          7327 Oak Ridge highway
          Knoxville, TN 37931
          Fax number:  (423) 769-4013

     b.   If to General:

          Director, Office of Technology Affairs
          Massachusetts General Hospital
          13th Street, Building 149
          Suite 1101
          Charleston, MA  02129
          Fax number:  (617) 726-1668

     Either Party may change its address by written notice given to the other Party. It is specifically provided that this notice provision shall not be construed in such a manner as to abrogate the provisions of Section 16 regarding modification of this Agreement.

19. GOVERNING LAW; CHOICE OF FORUM. This Agreement is made and entered into the State of Massachusetts and its validity and interpretation and the legal relations of the Parties shall be governed by the internal laws of the State of Massachusetts without regard to its provisions on conflict of laws. Each Party submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois in any action or proceeding relating to this Agreement and each Party agrees that all claims in respect of the action or proceeding may be heard and determined only in any such court. Each of such Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

20. INVESTIGATORS JOIN INTO AGREEMENT. Each person engaged by General as an Investigator hereby joins into this Agreement and agrees to become bound to all terms applicable to him or her and in particular, Sections as 1, 7(b) and 13.

THIS AGREEMENT shall not be considered accepted, approved, or otherwise effective until the signature of each Party is affixed in the space provided below.

IN WITNESS WHEREOF, signifying their acceptance of and agreement to be bound by the terms and conditions of this Agreement, the signatures of the Parties are affixed hereto:

PHOTOGEN, INC.                     THE GENERAL HOSPITAL CORPORATION,
                                   doing business as MASSACHUSETTS
                                   GENERAL HOSPITAL


By: /s/John Smolik                 By: /s/David J. Glass
    ----------------------             ---------------------
       John Smolik                     David J. Glass, Ph.D.
       President, CEO                  Associate Director for Patents
       Photogen, Inc.                  Office of Technology Affairs



Date: 10/12/98                     Date: 10/6/98
      --------------------               --------------------


                     JOINED INTO BY THE FOLLOWING INVESTIGATORS:

                                   Name(s)

Date:        10/7/98                   Gerald L. Wolf
       -----------------------     --------------------------------
Date:
       -----------------------     --------------------------------
Date:
       -----------------------     --------------------------------